Divakar Gupta T: (212) 479 6474 dgupta@cooley.com	EXHIBIT 5.1

July 17, 2023

Turnstone Biologics Corp.

9310 Athena Circle, Suite 300

La Jolla, California 92037

Ladies and Gentlemen:

You have requested our opinion, as counsel to Turnstone Biologics Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (333-272600) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 6,670,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 870,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect in connection with the closing of the offering contemplated by the Registration Statement and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the board of directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP    55 Hudson Yards    New York, NY    10001

T:+1 212 479 6000    f:+1 212 479 6275    cooley.com

Turnstone Biologics Corp. Page 2

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP    55 Hudson Yards    New York, NY    10001

T:+1 212 479 6000    f:+1 212 479 6275    cooley.com